Exhibit 10.7

LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Outside Director – 2016 Grant)

Littelfuse, Inc. (“Littelfuse”) hereby grants you restricted stock units through the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”), subject to terms and restrictions as described herein (“Restricted Stock Units” or “RSUs”).

Participant (“you”): {Name} Date of Grant: April 22, 2016 Number of Restricted Stock Units: {No. RSUs}

Vesting Schedule: The vesting and forfeiture provisions that apply to your Restricted Stock Units are described in Sections 11 and 18.6 of the Plan and the attached Terms and Conditions. In general, subject to certain accelerated vesting and forfeiture provisions described below, so long as you have not previously ceased being a member of the Board of Directors of Littelfuse (“Board”), your Restricted Stock Units will vest (in whole shares) as follows:

Vesting Date	Percentage of RSUs Vesting
1st anniversary of Date of Grant	33 1/3%
2nd anniversary of Date of Grant	33 1/3%
3rd anniversary of Date of Grant	33 1/3%

Effect of Termination of Board Membership: If your membership on the Board terminates before a vesting date for any reason, you will forfeit all RSUs in which you have not yet vested, unless:

●	you terminate because you become “Disabled” or die,

●	your termination occurs after you have served as a member on the Board for at least 5 years (other than by removal from the Board for cause, as determined by the Board), or

●	there is a sale of Littelfuse stock or assets that qualifies as a “Change in Control” under the Plan,

in which case the unvested portion of your RSUs shall become immediately vested.

Additional Terms: Your rights and duties and those of Littelfuse under your Award are governed by the provisions of this Award Agreement, and the attached Terms and Conditions and Plan document, both of which are incorporated into this Award Agreement by reference. If there is any discrepancy between these documents, the Plan document will always govern.

No amount of common stock or income received by you pursuant to this Award will be considered compensation for purposes of any severance or any pension, retirement, insurance or other benefit plan or program of Littelfuse or its affiliates, except as specifically provided in such plan or program. Participation in the Plan is discretionary and voluntary, and the Plan can be terminated at any time. Vesting ceases when your membership on the Board of Littelfuse terminates. This Award does not create a right or entitlement to future awards, whether pursuant to the Plan or otherwise.

The governing law for purposes of resolving any issue relating to this Award or the Plan shall be United States federal law and, where appropriate, the laws of the State of Delaware. Any dispute regarding this Award or the Plan shall be resolved by a court of law in the City of Chicago, State of Illinois, United States.

Questions: If you have any questions regarding your Award, please see the enclosed Terms and Conditions and Plan document, or contact our Chief Legal Officer.

LITTELFUSE, INC.

/s/ Gordon Hunter

Gordon Hunter

Chairman, President & CEO

LITTELFUSE, INC.

LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT TERMS AND CONDITIONS

(Outside Director)

This document is intended to provide you some background on the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”) and to help you better understand the terms and conditions of the restricted stock unit award (the “Restricted Stock Unit” or “RSU”) granted to you under the Plan. References in this document to “our,” “us,” “we,” and “Littelfuse” are intended to refer to Littelfuse, Inc.

Background

1. What is the value of my award?

The value of each share covered by your RSU award is equal to the market price of one share of Littelfuse common stock.

Note that no amount of common stock received by you pursuant to your award will be considered compensation for purposes of any pension, retirement, insurance or any other employee benefit plan of Littelfuse or any of its subsidiaries or affiliates.

2. Who keeps track of my award and vesting?

We have hired the financial services firm of Merrill Lynch to provide you with an on-line program to track the value of your RSUs, their vesting and related tax withholding, and to handle certain related stock transactions.

Terms and Conditions

3. When will my Restricted Stock Units vest?

Generally, 33 1/3% of your RSUs will vest (in whole shares) on each anniversary of your date of grant indicated in your Award Agreement.

In certain special cases, your RSUs will vest earlier. If your membership on the Board terminates due to your “Disability” (as defined in the Plan), death, or after five years of service on the Board (provided such termination was not for cause, as determined by the Board), the unvested portion of your RSUs will become immediately vested. If your membership terminates for any other reason, your unvested RSUs will be forfeited.

If the stock or assets of Littelfuse are sold in a transaction that qualifies as a “Change in Control” under the Plan, you will become fully vested in all of your RSUs immediately prior to such Change in Control. Also, the Committee may, in its sole discretion, choose to accelerate the vesting of awards in special circumstances.

4. When do I receive my shares?

As soon as administratively practical after your award vests, one share of our common stock will be delivered to you for each RSU that vests. Delivery of shares (either electronically or in certificate form, as we determine) will usually be made within approximately 15 calendar days after vesting. Fractional shares will not be paid.

If you have timely filed a deferral election form in which you have elected to defer receipt of any shares in connection with your RSUs, the issuance of your shares will be delayed until your elected distribution event(s).

5. Do I have to pay any tax on my award, common stock, or cash that I receive?

Yes, if you are a United States taxpayer, you are generally subject to federal taxes (and state and local taxes, where applicable) on the fair market value of your RSUs in the year that the shares of our common stock vest and are issued to you in settlement of your RSUs. Because you are not an employee, we are not required, under current tax laws, to withhold taxes from any payment to you. You will be responsible for any taxes due. If in the future tax withholding is required, we will have the right to require cash payment, retain shares of common stock and/or make deductions from other payments due to you to satisfy these requirements.

If you have timely filed a deferral election form to defer receipt of your shares due upon vesting, you may still be subject to self-employment taxes when you vest, but calculation and payment of income taxation should be delayed until the shares are paid to you.

Please note that we make no representations with respect to and hereby disclaim all responsibility as to the tax treatment of your award. We recommend that you consult your personal tax advisor to discuss your own potential tax consequences of receiving this award of RSUs.

6. What are my rights as a stockholder in my Restricted Stock Units?

Until you actually receive shares of our common stock (including cases where you defer receipt) in settlement of your award, you will have no rights as a stockholder with respect to those shares, such as the right to vote shares or the right to receive dividends on shares.

7. Are there restrictions on the transfer of my Restricted Stock Units?

Generally, you may not sell, transfer, pledge, assign, or otherwise alienate or hypothecate your RSUs, whether voluntarily or involuntarily, by operation of law or otherwise, except upon your death or as provided in Section 12.1 of the Plan. If you die, your beneficiary or the personal representative of your estate can act on your behalf.

Once you receive any share of common stock (whether upon vesting or at your deferred distribution event), you will normally be entitled to all rights of ownership to such share. Under certain circumstances described in the Plan, however, these rights may be delayed or subject to additional limitations or restrictions.

8. How do I designate my beneficiary or beneficiaries?

Enclosed with your award materials is a Beneficiary Designation Form. You must file the completed form with our Chief Legal Officer. Each time you file a Beneficiary Designation Form, any previously filed Beneficiary Designation Forms will be revoked and of no further force or effect. If you want to name multiple beneficiaries, all beneficiaries must be listed on a single Beneficiary Designation Form (including attachments, if necessary). If you do not file a Beneficiary Designation Form, benefits remaining unpaid at your death will be paid to your estate.

9. Are there restrictions on the delivery and sale of shares of stock?

Since all of our Board members are subject to the Littelfuse, Inc. Insider Trading Policy, you will only be allowed to sell the vested portion of your award (or conduct any trading of Littelfuse common stock) during a period when the trading window is open and with advance approval of our Chief Legal Officer (see the Littelfuse, Inc. Insider Trading Policy for more details).

In addition, shares of our common stock issued to you upon the vesting of RSUs (or a later date pursuant to a timely-filed deferral election form) are subject to federal securities laws. In some cases, state or local securities laws may also apply. If the Committee determines that certain registrations or filings are needed or desired to comply with these various securities laws, then we may delay the delivery of shares of common stock until the necessary approvals or filings are obtained. In order for us to meet an exemption from securities registration requirements, we may also require you to provide us with certain information, representations and warranties before we will issue shares of common stock to you.

Where applicable, the certificates evidencing any shares may contain wording (or otherwise as appropriate in electronic format) indicating that conditions, restrictions, rights and obligations apply.

10. Does the receipt of my award guarantee continued service on the Board?

No. Neither the establishment of the Plan, your award of RSUs, nor the issuance of shares of common stock or other consideration in connection with your award, gives you the right to continued membership on our Board or other service with Littelfuse.

11. What events can trigger forfeiture of my Restricted Stock Units?

Except as may otherwise be specifically provided in your Award Agreement or these Terms and Conditions, your unvested Restricted Stock Units will be cancelled and forfeited upon the termination of your membership on the Board. No shares of our common stock shall be issued or issuable with respect to any portion of the RSUs that are forfeited.

The Committee may, in its discretion, accelerate the vesting of your award in special circumstances, subject to certain provisions of the Plan and the law.

12. What documents govern my Restricted Stock Units?

The Plan, your Award Agreement, and these Terms and Conditions express the entire understanding of you and Littelfuse regarding your RSUs. In the event of any conflict between these documents, the terms of the Plan will always govern. You should never rely on any oral description of the Plan or your Award Agreement because the written terms of the Plan will always govern. The Committee (or its delegate) has the authority to interpret this document and the Plan. Any such interpretation will be binding on you, us, and other persons.